Exhibit 1

Transactions in the Securities of the Issuer Since the Filing of Amendment No. 5

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

Ault Lending, LLC

Purchase of Common Stock	5,400	$4.8669(1)	12/11/2025
Purchase of Common Stock	500	$4.8791(2)	12/12/2025
Purchase of Common Stock	1,569	$5.0159	12/16/2025
Purchase of Common Stock	1,635	$4.9194(3)	12/17/2025
Purchase of Common Stock	2,069	$4.9050	12/18/2025
Purchase of Common Stock	1,420	$4.9877	12/19/2025
Purchase of Common Stock	2,168	$4.9796	12/22/2025
Purchase of Common Stock	100	$5.0150	12/23/2025
Purchase of Common Stock	6,805	$4.9213	12/26/2025
Purchase of Common Stock	100	$5.0100	12/29/2025
Purchase of Common Stock	700	$4.9859(4)	12/30/2025
Purchase of Common Stock	3,360	$4.9345	12/31/2025

Alpha Structured Finance LP

Purchase of Common Stock	2,500	$5.0210(5)	12/15/2025
Purchase of Common Stock	1,547	$5.0486(6)	12/16/2025

Milton C. Ault III

Purchase of Common Stock	200	$5.0250	12/29/2025

(1)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.8669. The range of purchase prices on the transaction date was $4.6885 to $4.9799 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(2)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.8791. The range of purchase prices on the transaction date was $4.8300 to $4.9299 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(3)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.9194. The range of purchase prices on the transaction date was $4.9125 to $4.9325 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(4)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $4.9859. The range of purchase prices on the transaction date was $4.9650 to $4.9990 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(5)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $5.0210. The range of purchase prices on the transaction date was $4.9586 to $5.0598 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.

(6)       The Shares were purchased by the Reporting Person in open market transactions on the transaction date, with a volume weighted average purchase price of $5.0486. The range of purchase prices on the transaction date was $5.0400 to $5.0600 per share. The Reporting Person undertakes to provide, upon request by the SEC staff, the Issuer, or a security holder of the Issuer, full information regarding the number of Shares purchased at each price.